UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Globalstar, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or organization)	4899 (Primary Standard Industrial Classification Code Number)	41-2116508 (IRS Employer Identification No.)
300 Holiday Square
Covington, Louisiana 70433
(Address of Principal Executive Offices) (Zip Code)
(Address, including zip code, and telephone number, including area code of principal executive offices)

L. Barbee Ponder
General Counsel and Vice President — Regulatory Affairs
Globalstar, Inc.
300 Holiday Square Blvd
Covington, LA 70433
985-335-1503 Direct
985-335-1703 Fax
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:
Bridget C. Hoffman
Taft Stettinius & Hollister LLP
425 Walnut Street
Cincinnati, Ohio 45202
(513) 357-9363

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Voting Common Stock	—	—	$15,516,236	$1,802.99

(1)
Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock-splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act.
(3)	Paid at the time of initial filing on May 8, 2015
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to, delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is prohibited.

SUBJECT TO COMPLETION, DATED JUNE 10, 2015
PROSPECTUS
$15,516,236

Shares of

GLOBALSTAR, INC.

Voting Common Stock

This prospectus relates to up to $15,516,236 of shares of our voting common stock, which are held or may be held by the selling stockholder named in this prospectus. The shares will be issued to the selling stockholder in connection with our payment to Hughes Network Systems, LLC (“Hughes”), a subsidiary of EchoStar Corporation, pursuant to an agreement dated May 1, 2008, as amended. We will not receive any of the proceeds from the sale of shares, if any, by the selling stockholder. The agreement with Hughes required us to register the shares for resale under the Securities Act. Hughes, as the selling stockholder, may choose to retain or sell these shares, in whole or in part, and has provided no indication of their desire to sell shares at this time.

The selling stockholder identified in this prospectus, or its permitted transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices, or at privately negotiated prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section entitled “Plan of Distribution” beginning on page 3 of this prospectus. We will not be paying any underwriting discounts or commissions in connection with any offering of common stock under this prospectus.

Our common stock is listed on the NYSE MKT under the symbol “GSAT.” The last reported sale price of our common stock on the NYSE MKT on June 9, 2015 was $2.32 per share.

Investing in our common stock involves a high degree of risk. Please see the sections entitled “Risk Factors” beginning on page 1 of this prospectus and our Annual Report on Form 10-K for the year ended December 31, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is , 2015.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this process, the selling stockholder may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in or incorporated by reference into this prospectus (as supplemented and amended). We have not authorized anyone to provide you with different information. This document may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than its date regardless of the time of delivery of the prospectus or any sale of our common stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Information Incorporated by Reference,” before deciding whether to invest in any of the common stock being offered.

i

FORWARD-LOOKING STATEMENTS
This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and is subject to the safe harbor created by that section. Such statements may include, but are not limited to, projections of revenues, income or loss, capital expenditures, plans for product development and cooperative arrangements, future operations, financing needs or plans of Globalstar, as well as assumptions relating to the foregoing. The words “anticipate,” “believe,” “estimate,” “expect,” “goal,” “may,” “plan,” “project,” “will,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

These forward looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward looking statements. Forward-looking statements, such as the statements regarding our ability to develop and expand our business (including our ability to monetize our spectrum rights), our anticipated capital spending, our ability to manage costs, our ability to exploit and respond to technological innovation, the effects of laws and regulations (including tax laws and regulations) and legal and regulatory changes (including regulation related to the use of our spectrum), the opportunities for strategic business combinations and the effects of consolidation in our industry on us and our competitors, our anticipated future revenues, our anticipated financial resources, our expectations about the future operational performance of our satellites (including their projected operational lives), the expected strength of and growth prospects for our existing customers and the markets that we serve, commercial acceptance of new products, problems relating to the ground-based facilities operated by us or by independent gateway operators, worldwide economic, geopolitical and business conditions and risks associated with doing business on a global basis and other statements contained or incorporated by reference in this prospectus regarding matters that are not historical facts, involve predictions. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those in “Risk Factors” of this prospectus. We do not intend, and undertake no obligation, to update any of our forward-looking statements after the date of this prospectus to reflect actual results or future events or circumstances.
RISK FACTORS
You should carefully consider the specific risks set forth under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this prospectus. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.
USE OF PROCEEDS
The selling stockholder will receive all of the net proceeds from sales of the common stock sold pursuant to this prospectus.

PAYMENT UNDER THE HUGHES AGREEMENT
On May 1, 2008, we entered into a contract, which we refer to in this prospectus as the Hughes Agreement, with Hughes Network Systems, LLC (“Hughes”), a subsidiary of EchoStar Corporation, under which Hughes designs, supplies and implements (a) the Radio Access Network (RAN) ground network equipment and software upgrades for installation at a number of our satellite gateway ground stations and (b) satellite interface chips to be a part of the User Terminal Subsystem (UTS) in our various next-generation devices. The Hughes Agreement has been amended at various points since 2008. In 2013 and 2014, Hughes agreed to accept payment in the form of shares of our common stock for approximately $24.4 million of certain milestone payments and accrued interest.

In April 2015, we entered into an agreement with Hughes to issue shares of common stock worth $15,516,236 at a 7% discount to the closing price on the trading day one day before the date on which Globalstar transfers the shares to Hughes (“Payment Milestone Shares”), with the shares to be issued immediately preceding the time this registration statement becomes effective. We have agreed to provide Hughes downside protection for a specified period, such that (A) the total amount of gross proceeds Hughes receives from the sale of any Payment Milestone Shares plus, if applicable, the market value of any Payment Milestone Shares still held by Hughes as of the end of downside protection period shall be no less than (B) $15,516,236. In the event that, at the earlier of i) the date on which Hughes has sold all of the Payment Milestone Shares and ii) the close of trading at the end of the downside protection period, (A) is less than (B), we will issue Hughes additional shares of stock having a total value equal to the difference between (B) and (A). The additional shares to be issued, if any, will be valued at a trailing volume weighted average price for the 5 trading days prior to the earlier of the date on which the Payment Milestone Shares have been sold or the close of trading on the last day of the protection period, whichever is applicable.

The foregoing description of the Hughes Agreement and any amendments thereto does not purport to be complete and is qualified in its entirety by reference to the full text of the Hughes Agreement and any amendments thereto, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

SELLING STOCKHOLDER
This prospectus relates to the possible resale from time to time by the selling stockholder of any or all of the shares of voting common stock issued by us to Hughes pursuant to the Hughes Agreement. For additional information regarding the issuance of common stock covered by this prospectus, see “Payment under Hughes Agreement” above. We are registering the shares of voting common stock in order to issue freely tradeable shares to Hughes and to permit Hughes to offer the shares for resale from time to time. Except for the transactions contemplated by the Hughes Agreement, Hughes has not had any material relationship with us within the past three years.

The table below presents information regarding the selling stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder, and reflects holdings as of April 20, 2015. As used in this prospectus, the term “selling stockholder” includes Hughes and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from the selling stockholder as a gift, pledge, or other non-sale related transfer. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the selling stockholder may offer under this prospectus. The selling stockholder may sell some, all or none of its shares in this offering. We do not know how long the selling stockholder will hold the shares before selling them, although we assumed all of the shares will be sold during the protection period, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which the selling stockholder has voting and investment power. The percentage of shares of common stock beneficially owned by the selling stockholder prior to the offering shown in the table below is based on an aggregate of 896,634,735 shares of our voting common stock outstanding on April 8, 2015.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering		Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering
	Number	Percent(2)		Number(4)	Percent
Hughes Network Systems, LLC(1)	2,471,315	*	7,216,854	2,471,315	*

*	Represents beneficial ownership of less than one percent of the outstanding shares of our voting common stock.

(1)	Address of Hughes Network Systems, LLC is 11717 Exploration Lane, Germantown, MD 20876. Shares held prior to and after the offering include shares held by affiliates.
(2)	Applicable percentage ownership is based on 896,634,735 shares of our voting common stock outstanding as of April 8, 2015.
(3)	Assumes issuance of $15,516,236 of shares at $2.15 per share, or 7,216,854 shares.
(4)	Assumes all shares subject to this prospectus are sold.

PLAN OF DISTRIBUTION

We are registering the shares of our voting common stock that we have issued or will issue to Hughes pursuant to the Hughes Agreement from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may decide not to sell any shares of common stock. The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. Any brokers, dealers or agents who participate in the distribution of the shares of common stock by the selling stockholder may also be deemed to be “underwriters,” and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. To our knowledge, Hughes has not entered into any agreement, arrangement or understanding with any particular broker-dealer or market maker with respect to the shares of common stock offered hereby, nor do we know the identity of the broker-dealers or market makers that may participate in the resale of the shares. Because Hughes and any other selling stockholder, broker, dealer or agent may be deemed to be, an “underwriter” within the meaning of the Securities Act, Hughes will (and any other selling stockholder, broker, dealer or agent may) be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of the Securities Act (including, without limitation, Sections 11, 12 and 17 thereof) and Rule 10b-5 under the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares of common stock in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market in accordance with the rules of FINRA;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	in privately negotiated transactions;

•	through broker-dealers which agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through a combination of any such methods of sale; and

•	through any other method permitted pursuant to applicable law.
The selling stockholder may also sell shares of common stock covered by this prospectus pursuant to Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of common stock by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder (and, if they act as agent for the purchaser of such shares, from the purchaser). Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in one or more transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above and pursuant to the one or more of the methods described above) at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.
Pursuant to a requirement of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount and other compensation to be received by any FINRA member or independent broker-dealer shall not be greater than eight percent (8%) of the gross proceeds received by us for the sale of any securities being registered pursuant to Rule 415 under the Securities Act.

The securities laws of some states require that shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in that state or in compliance with an available exemption from registration or qualification.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholder and any other person participating in the sale or distribution of the shares of common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder (including, without limitation, Regulation M of the Exchange Act), which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares of common stock by, the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making and certain other activities with respect to the shares of common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the shares of common stock in the market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have agreed to pay all expenses of the registration of the shares of common stock, estimated to be $13,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “Blue Sky” laws.

At any time a particular offer of the shares of common stock is made by the selling stockholder, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the Securities and Exchange Commission to reflect the disclosure of any required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain reasonable periods of time on reasonable grounds, including if the prospectus is required to be supplemented or amended to include additional material information.

DESCRIPTION OF OUR CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to and is qualified in its entirety by our amended and restated certificate of incorporation which is incorporated in this prospectus by reference to our Current Report on Form 8-K filed September 29, 2009,to our Definitive Information Statement filed June 14, 2013 and by our bylaws which are incorporated in this prospectus by reference to our quarterly report on Form 10-Q for the quarter ended September 31, 2006.

Until March 17, 2006, we operated as a Delaware limited liability company. As such, the rights of our members were governed by the Delaware Limited Liability Company Act and the provisions of our limited liability company agreement which reflected various negotiations and agreements among Thermo Capital Partners LLC (together with its affiliates, “Thermo”), the creditors of our predecessor Globalstar, L.P. and others. The limited liability company agreement expressly permitted our conversion into a Delaware corporation provided that various provisions of the limited liability company agreement, including those dealing with election of directors, voting rights, preemptive rights and “tag along” rights, were incorporated into our certificate of incorporation. On March 17, 2006, we converted into a Delaware corporation. Our certificate of incorporation authorized the issuance of three series of common stock consisting of 300 million shares of Series A common stock, 20 million shares of Series B common stock and 480 million shares of Series C common stock. Each series of common stock had equivalent dividend and liquidation rights, but differing voting rights with respect to the election of directors, amendments to the certificate of incorporation and approval of certain transactions. Thermo held all of the Series C common stock, which entitled it to elect a majority of our directors. As required by our limited liability company agreement, our certificate of incorporation also restricted transfer of our common stock without approval of our board, granted all stockholders who were accredited investors pre-emptive rights to purchase shares of common stock if we issued additional shares of common stock, subject to certain exceptions, and entitled minority stockholders to participate in certain sales of a majority interest in our stock. The certificate also required that our stock be registered under the Exchange Act by October 13, 2006, which date subsequently was extended until December 31, 2006.

Amendment and Restatement of Certificate of Incorporation and Bylaws

In October 2006, our stockholders adopted an amended and restated certificate of incorporation and amended and restated bylaws to complete changes necessary to facilitate our initial public offering. In September 2009, our Board adopted amendment #1 to the amended and restated certificate of incorporation which increased the number of authorized shares of our stock from 900,000,000 to 1,100,000,000, comprised of 865,000,000 shares of voting stock and 135,000,000 shares of nonvoting stock. We are also authorized to issue up to 100,000,000 shares of preferred stock of one or more classes or series, as described below. In July 2013, we filed amendment #2 to the amended and restated certificate of incorporation that increased the number of authorized shares of our stock to 1,700,000,000, of which the number of shares designated as voting common stock was 1,200,000,000 and the number of shares designated as nonvoting stock was 400,000,000.

The following summary of the material terms and provisions of our capital stock is qualified in its entirety by reference to the forms of our amended and restated certificate of incorporation, as amended, and bylaws, copies of which may be obtained upon request. See “Where You Can Find Additional Information.”

Common Stock
General. We are authorized to issue 1.2 billion shares of voting common stock, par value $0.0001 per share, and 400 million shares of nonvoting common stock, par value $0.0001 per share. All outstanding shares of common stock are, and all shares of common stock to be issued upon exercise of any warrants offered hereby will be, fully-paid and nonassessable. As of April 21, 2015, we had 114 stockholders of record of our voting common stock and one stockholder of record of our nonvoting common stock.

The nonvoting common stock has identical rights and privileges, including dividend and liquidation rights, as our voting common stock, except that holders of nonvoting common stock are not entitled to vote on any election or removal of our directors. Holders of nonvoting common stock have the right to convert their shares into voting common stock upon (i) the discretion of any holder; provided, however, that if the holder is Thermo, conversion will not be permitted if it would cause Thermo to own directly or indirectly voting stock in the election of directors representing 70% or more of the total voting power of all our outstanding voting stock having power to vote in the election of directors, (ii) the transfer (or, in the case of a transfer pursuant to a registration statement filed with the Securities and Exchange Commission or Rule 144 under the Securities Act of 1933, as amended, the proposed transfer) of the share of nonvoting common stock by the holder thereof to any transferee other than Thermo, (iii) our merger or consolidation with or into any other corporation (except a subsidiary of ours or of Thermo’s) or (iv) the sale of all or substantially all of our assets.

Dividends. Subject to preferences that may be granted to holders of any preferred stock and restrictions under our credit agreement, the holders of our common stock will be entitled to dividends as may be declared from time to time by the board of directors from funds available therefor.

Voting Rights. Except as noted above with regard to our nonvoting common stock, each share of common stock entitles its holder to one vote on all matters to be voted on by the stockholders. Our certificate of incorporation does not provide for cumulative voting in the election of directors. Generally, all matters to be voted on by the stockholders must be approved by a majority or, in the case of the election of directors, by a plurality, of the votes present in person or by proxy and entitled to vote.

Preemptive Rights. Holders of common stock do not have preemptive rights with respect to our issuance and sale of additional shares of common stock or other equity securities of the company.

Liquidation Rights. Upon our dissolution, liquidation or winding-up, the holders of shares of common stock will be entitled to receive a portion of our assets available for distribution equivalent to their pro rata ownership of the outstanding shares of common stock.

Preferred Stock

Our board of directors has the authority, without further action of our stockholders, to issue up to 100 million shares of preferred stock, par value $0.0001 per share, in one or more series, to determine the number of shares constituting and the designation of each series and to fix the powers, preferences, rights and qualifications, limitations or restrictions thereof, which may include dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences. There are no restrictions on our ability to repurchase or redeem preferred stock in the event of any arrearage in the payment of dividends or sinking fund installments.

On June 19, 2009, we entered into a Conversion Agreement with Thermo Funding Company whereby Thermo Funding agreed to exchange all of the approximately $180 million of outstanding secured debt (including accrued interest) owed to it by us under the Second Amended and Restated Credit Agreement dated as of December 17, 2007, as amended, for one share of Series A Convertible Preferred Stock (the “Series A Preferred”). We filed a certificate of designation for the Series A Preferred on the same day. In December 2009, the one share of Series A Preferred was converted into 109,424,034 shares of voting common stock and 16,750,000 shares of non-voting common stock. We may not issue additional shares of Series A Preferred or create any other class or series of capital stock that ranks senior to or on parity with the Series A Preferred without the consent of Thermo Funding.

The issuance of preferred stock could adversely affect the holders of common stock. The potential issuance of preferred stock may discourage bids for shares of our common stock at a premium over the market price of our common stock, may adversely affect the market price of shares of our common stock and may discourage, delay or prevent a change of control. We have no current plans to issue any shares of preferred stock.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and of Delaware General Corporation Law

The provisions of the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws summarized below may have the effect of discouraging, delaying or preventing a hostile takeover, including one that might result in a premium being paid over the market price of our common stock, and discouraging, delaying or preventing changes in our control or management.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and bylaws provide that:

•
if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•
if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, the approval of holders of 66 2/3% of the shares then entitled to vote in the election of directors will be required to adopt, amend or repeal our amended and restated certificate of incorporation or bylaws;

•	our board of directors is expressly authorized to make, alter or repeal our bylaws;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

•
our board of directors is divided into three classes of service with staggered three-year terms, meaning that only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms;

•	our board of directors is authorized to issue preferred stock without stockholder approval;

•
if Thermo does not own a majority of our outstanding capital stock entitled to vote in the election of directors, directors may only be removed for cause by the holders of 66 2/3% of the shares then entitled to vote in the election of directors; and

•
we will indemnify directors and certain officers against losses they may incur in connection with investigations and legal proceedings resulting from their service to us, which may include services in connection with takeover defense measures.

The anti-takeover and other provisions of our certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder” for three years after the person becomes an interested stockholder unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Except as otherwise specified in Section 203, an “interested stockholder” is defined to include (a) any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and (b) the affiliates and associates of any such person. Thermo is not an “interested stockholder” because it acquired more than 15% of our outstanding stock prior to the completion of our IPO.

For purposes of Section 203, the term “business combinations” includes mergers, consolidations, asset sales or other transactions that result in a financial benefit to the interested stockholder and transactions that would increase the interested stockholder’s proportionate share ownership of our company.

Under some circumstances, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with us. Although our stockholders have the right to exclude us from the restrictions imposed by Section 203, they have not done so. Section 203 may encourage companies interested in acquiring us to negotiate in advance with the board of directors, because the requirement stated above regarding stockholder approval would be avoided if a majority of the directors approves, prior to the time the party became an interested stockholder, either the business combination or the transaction which results in the stockholder becoming an interested stockholder.

Limitation of Liability of Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability as follows:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

•	for any transaction from which the director derived an improper personal benefit.
Listing

Our common stock is listed for trading on the NYSE MKT under the symbol “GSAT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Investor Services LLC.

NAMED EXPERTS AND COUNSEL
Legal Opinion

For the purpose of this offering, Taft Stettinius & Hollister LLP, Cincinnati, Ohio is giving its opinion on the validity of the securities offered hereby.

Experts

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2014 have been so incorporated in reliance on the report of Crowe Horwath LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and on our website at http://www.globalstar.com/investors. The documents available on, and the contents of, our website are not incorporated by reference into this prospectus.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC:

•	Our annual report on Form 10-K for the year ended December 31, 2014;
•	Our definitive proxy statement on Schedule 14A filed with the SEC on April 17, 2015; and
•	Our quarterly report on Form 10-Q for the quarter ended March 31, 2015.
Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. You should direct written requests to: InvestorRelations@Globalstar.com

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses (other than the underwriting discounts and commissions) payable by the company in connection with a distribution of securities registered hereby. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,802.99
Legal fees and expenses	5,000.00
Accounting fees and expenses	5,000.00
Miscellaneous	1,197.01
Total	$13,000.00

Item 15. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonably cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

The Registrant’s Certificate provides that the Registrant’s Directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant’s Certificate further provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by the DGCL. The Registrant has a liability insurance policy in effect which covers certain claims against any officer or director of the Registrant by reason of certain breaches of duty, neglect, errors or omissions committed by such person in his or her capacity as an officer or director.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. See Exhibit Index.
(b) Financial Statement Schedules.
No financial statement schedules are provided because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto included in the registrant’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 2, 2015.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and
(iv) Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In, the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Covington, State of Louisiana, on June 10, 2015.
GLOBALSTAR, INC.

By:	/s/ James Monroe III James Monroe III President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ James Monroe III James Monroe III	Executive Chairman of the Board and Chief Executive Officer	June 10, 2015
/s/ Rebecca S. Clary Rebecca S. Clary	Vice President and Chief Financial Officer	June 10, 2015
*_______________ William A. Hasler	Director	June 10, 2015
*_______________ John Kneuer	Director	June 10, 2015
*_______________ James F. Lynch	Director	June 10, 2015
*_______________ J. Patrick McIntyre	Director	June 10, 2015
*_______________ Richard S. Roberts	Director	June 10, 2015
* /s/ James Monroe III James Monroe III, pursuant to power of attorney		June 10, 2015

EXHIBIT INDEX

Exhibit Number	Description

3.1*	Amended and Restated Certificate of Incorporation of Globalstar, Inc. (Exhibit 3.1 to Form 8-K filed September 29, 2009)
3.2*	Amended and Restated Bylaws of Globalstar, Inc. (Exhibit 3.2 to Form 10-Q filed December 18, 2006)
3.3*	Amendment No. 1 to Amended and Restated Certificate of Incorporation of Globalstar, Inc. (Annex A to definitive proxy statement on Form DEF 14A filed September 3, 2009)
3.4*	Amendment No. 2 to Amended and Restated Certificate of Incorporation of Globalstar, Inc. (Appendix A to definitive information statement on Form DEF 14C filed June 14, 2013)
5.1*	Opinion of Taft Stettinius & Hollister LLP (Exhibit 5.1 to Form S-3 filed May 8, 2015)
10.1*†	Contract between Globalstar, Inc. and Hughes Network Systems LLC dated May 1, 2008 (Exhibit 10.1 to Form 10-Q filed August 11, 2008)
10.2*	Amendment No.2 to Contract between Globalstar, Inc. and Hughes Network Systems LLC effective as of August 28, 2009 (Amendment No. 1 Superseded.) (Exhibit 10.2 to Form 10-Q filed November 6, 2009)
10.3*	Amendment No.3 to Contract between Globalstar, Inc. and Hughes Network Systems LLC effective as of September 21, 2009 (Exhibit 10.3 to Form 10-Q filed November 6, 2009)
10.4*†	Amendment No.4 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of March 24, 2010 (Exhibit 10.2 to Form 10-Q filed May 7, 2010)
10.5* †	Amendment No.5 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of April 5, 2011 (Exhibit 10.24 to Form 10-K filed March 13, 2012)
10.6* †	Amendment No.6 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of November 4, 2011 (Exhibit 10.25 to Form 10-K/A filed June 25, 2012)
10.7 *†	Amendment No. 7 to Contract between Globalstar and Hughes Network Systems LLC dated as of February 1, 2012 (Exhibit 10.1 to Form 10-Q filed May 10, 2012)
10.8*†	Letter Agreement dated March 30, 2012 between Globalstar, Inc. and Hughes Network Systems, LLC (Exhibit 10.2 to Form 10-Q filed May 10, 2012)
10.9*†	Letter Agreement dated June 26, 2012 between Globalstar, Inc. and Hughes Network Systems, LLC (Exhibit 10.1 to Form 10-Q filed August 9, 2012)
10.10*†	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated September 27, 2012 (Exhibit 10.2 to Form 10-Q filed November 14, 2012)
10.11*†	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated December 20, 2012 (Exhibit 10.30 to Form 10-K filed March 15, 2013)
10.12*†	Amendment No. 9 to Contract between Globalstar and Hughes Network Systems LLC dated as of January 18, 2013 (Exhibit 10.1 to Form 10-Q filed May 10, 2013)
10.13*†	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated March 26, 2013 (Exhibit 10.4 to Form 10-Q filed May 10, 2013)
10.14*†	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated June 28, 2013 (Exhibit 10.2 to Form 10-Q filed August 14, 2013)
10.15*	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated August 7, 2013 (Exhibit 10.8 to Form 10-Q filed November 14, 2013)
10.16*†	Amendment No. 10 to Contract between Globalstar and Hughes Network Systems LLC dated as of August 7, 2013 (Exhibit 10.9 to Form 10-Q filed November 14, 2013)
10.17*	Amendment No. 11 to Contract between Globalstar and Hughes Network Systems LLC dated as of December 17, 2013 (Exhibit 10.37 to Form 10-K filed March 11, 2014)
10.18*†	Letter Agreement by and between Globalstar, Inc. and Hughes Network Systems, LLC dated as of May 30, 2014 (Exhibit 10.1 to Form 10-Q filed August 11, 2014)
10.19*	Letter Agreement regarding equity payment by and between Globalstar, Inc. and Hughes Network Systems, LLC dated as of May 30, 2014 (Exhibit 10.2 to Form 10-Q filed August 11, 2014)
10.20*†	Amendment No.12 to Contract between Globalstar, Inc. and Hughes Network Systems LLC dated as of October 16, 2014 (Exhibit 10.2 to Form 10-Q filed November 6, 2014)
10.21†	Letter Agreement regarding equity payment by and between Globalstar, Inc. and Hughes Network Systems, LLC dated April 20, 2015

12.1*	Ratio of Earnings to Fixed Charges (Exhibit 12.1 to Form 10-K filed March 2, 2015)
21.1*	Subsidiaries of Globalstar, Inc. (Exhibit 21.1 to Form 10-K filed March 2, 2015)
23.1	Consent of Crowe Horwath LLP
23.2*	Consent of Taft Stettinius & Hollister LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included as part of signature page to Form S-3 filed May 8, 2015)

*	Incorporated by reference.
†	Portions of the exhibit have been omitted pursuant to a request for confidential treatment filed with the Commission. The omitted portions have been filed with the Commission.